Exhibit 10.10

CALPRIVATE BANK

LIFE INSURANCE AND

SPLIT DOLLAR AGREEMENT

(By and Between CalPrivate Bank and Richard L. Sowers)

Insurer/Policy:	The Penn Mutual Life Insurance Company Policy #2881102

Bank:	CalPrivate Bank

Insured:	Richard (Rick) L. Sowers

Relationship of Insured to Bank:	Executive and Employee

Effective Date:	April 5, 2022

The respective rights and duties of CalPrivate Bank (hereinafter the “Bank”) and Rick L. Sowers (hereinafter the “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:

1.	DEFINITIONS.

Refer to the Policy contract for the definition of any terms in this Life Insurance and Split Dollar Agreement (hereinafter “Agreement”) that is not defined herein. If the definition of a term in the Policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy.

1.1

Beneficiary. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of Insured.

1.2

Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns in order to designate one or more Beneficiaries.

1.3	Board. “Board” means the Board of Directors of the Bank.

1.4	Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 11 below.

1.5	Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6	ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7	Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured’s Beneficiary) is entitled to receive a benefit.

1.8	Policy. For the purposes of this Agreement, “Policy” shall mean that term life insurance policy referenced above that has been made part of, and which is subject to, this Agreement.

1.9	Policy Term. The “Policy Term” shall refer to the period of time between March 4, 2022 and March 4, 2032.

1.10

Separation From Service. The term “Separation From Service” (or “Separates From Service”) shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. In addition, for the purposes of this Agreement, Insured shall experience a Separation From Service only upon separating as an employee of the Bank.

1.11

Termination For Cause. For the purposes of this Agreement, a Termination for “Cause” shall be defined as it is in any existing Employment Agreement between the parties. In the event no such Employment Agreement exists, then a Termination for “Cause” shall be defined as a Termination because of any of the following:

A.	Willful misfeasance or gross negligence;

B.	Conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary; or

C.	Conviction of a felony.

2.	POLICY TITLE AND OWNERSHIP.

Title and ownership of the Policy shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy at any time and for any reason. Where the Bank and Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

3.	BENEFICIARY DESIGNATION RIGHTS.

The Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive Insured’s share of the proceeds payable upon Insured’s death, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. Subject to any state law, community property laws or any legal adjudication, the former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy at any time and for any reason, and subject to Policy ownership being transferred to the Insured the Bank shall pay the premium required for each Policy as it becomes due.

5.	TAXABLE BENEFIT.

Annually, Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank will report to Insured the amount of imputed income each year on Form W-2 or its equivalent.

6.	CONVERTIBLE TERM POLICY.

The Policy subject to this Agreement is a “term” policy that includes a feature which allows for conversion to a whole life policy at some point in the future and during the Policy Term. In the event the Bank elects to convert the Policy to a whole life policy, then this Agreements shall terminate and the Parties will need to execute a “New” Split Dollar Agreement (“New Agreement”); however, the New Agreement shall guarantee that, in the event Insured has not been Terminated For Cause and dies during the Policy Term (I.e., before March 4, 2032), then his Beneficiary(ies) shall not receive an amount less than One Million Dollars ($1,000,000).

7.	DIVISION OF DEATH PROCEEDS AND EFFECT OF SEPARATION FROM SERVICE.

As addressed above in Paragraph 6, the Bank may elect to convert the Policy from a term policy to a whole life policy; however, in the event that no such conversion has taken place, the following paragraphs are controlling, as applicable:

A.

Death Prior to Separation From Service and Prior to Expiration of Policy Term. In the event Insured has not yet Separated From Service and the Policy Term has not expired at the time of death, then upon Insured’s death, his Beneficiary(ies) shall be entitled to receive an amount equal to One Million Dollars ($1,000,000). The Bank shall receive the remainder of the Policy proceeds.

B.

Separation From Service for any Reason Other Than a Termination For Cause or Resignation. Should Insured Separate From Service for any reason other than due to a Termination For Cause or resignation from employment by Insured, then this Agreement shall terminate and Policy ownership shall be transferred by the Bank to the Insured. Insured shall then have all rights of ownership and all responsibilities with regards to paying all unpaid and future premiums.

C.

Termination For Cause or Resignation by Insured. In the event of a Termination For Cause or resignation from employment by Insured, this Agreement shall terminate and neither Insured nor his Beneficiary(ies) shall be entitled to receive any amounts due under the Policy, and, in the case of resignation the Bank shall terminate the Policy.

D.	Any refund of unearned premium as provided in any Policy shall be paid to the Bank.

8.	TERMINATION.

This Agreement shall terminate upon the first to occur of Insured’s Termination For Cause or resignation from employment by Insured, the mutual written agreement of the Bank and Insured, or distribution of the death benefit proceeds in accordance with Paragraph 7 above. In addition, this Agreement shall also terminate upon the expiration of the Policy Term or upon the conversion of the Policy to a whole life policy (as addressed above in Paragraph 6).

9.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

10.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind Insured and the Bank, their heirs, successors, personal representatives and assigns.

11.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.	Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator (hereinafter “Administrator) of this Life Insurance and Split Dollar Agreement shall be the Board of Directors of the Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Dispute Over Benefits.

In the event a dispute arises over the benefits under this plan and benefits are not paid to the Insured (or to the Insured’s beneficiary[ies], if applicable) and such Claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

(i)	Written Claim. The Claimant may file a written request for such benefit to the Administrator.

(ii)

Claim Decision. Upon receipt of such claim, the Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(iii)

Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then Claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The Claimant (or their duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(iv)

Decision on Review. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(v)

Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying Claimants regarding benefit determinations shall be reduced as required by 29 CFR 2560.5031. Thus, the Administrator shall provide notice to the Claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. This period may be extended by up to thirty (30) days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the plan and notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the plan expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Administrator determines that, due to matters beyond the control of the plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Administrator notifies the Claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the plan expects to render a decision. In the case of any extension under this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. In addition to complying with such timing rules, a claim under this paragraph shall comply with all procedural requirements under ERISA.

12.	GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

13.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

14.	SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

15.	APPLICABLE LAW.

The laws of the State of California shall govern the validity and interpretation of this Agreement.

16.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignee’s) beneficiary(ies) under this Life Insurance and Split Dollar Agreement.

17.	REGULATORY LIMITATIONS.

The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Agreement, including any obligation to transfer the Policy, pay the premiums on the Policy, or provide any benefit under the Policy, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Agreement should the Bank have a reasonable basis to believe a regulatory authority could take such a position, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under this Agreement where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Bank has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule, law or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank.

This Agreement shall be effective as of the date first set forth above.

CalPrivate Bank		Insured

By:	/s/ Selwyn Isakow	By:	/s/ Richard L. Sowers
	Authorized Bank Officer-Signature		Insured
Title:	Chairman

Date:	May 2, 2022	Date:	April 5, 2022

BENEFICIARY DESIGNATION FORM

FOR THE CALPRIVATE BANK

LIFE INSURANCE AND

SPLIT DOLLAR AGREEMENT

[Intentionally omitted.]